EXHIBIT 99.1

For Immediate Release

VERI-TEK INTERNATIONAL CORP. TO ACQUIRE ASSETS OF LIFTKING INDUSTRIES, INC.

WIXOM, MI October 19, 2006 Veri-Tek International Corp. (“Verti-Tek” or the “Company”) [AMEX: VCC] announced today that it has entered into a definitive agreement to acquire substantially all of the assets of Liftking Industries, Inc. (“Liftking”), a leading material handling equipment manufacturer headquartered in Woodbridge (Toronto), Ontario. Liftking manufactures a complete line of rough terrain forklifts and special mission oriented vehicles, as well as other specialized carriers, heavy material handling transporters and steel mill equipment. Liftking has over 6,000 units operating worldwide and more than 170 dealer locations that sell and service Liftking units around the globe.

Liftking’s assets are being purchased by a wholly-owned Canadian subsidiary of Veri-Tek (“VCC Canada”). The purchase price for the assets is $8.0 million (CAD), subject to working capital adjustments, will be paid in a combination of stock and cash. In addition, VCC Canada will assume certain trade payables and other liabilities of approximately $2.6 million (CAD) as of September 30, 2006. The book value of Liftking’s assets as of July 31, 2006 is approximately $12.1 million (CAD). For the trailing twelve months ended July 30, 2006, Liftking generated revenue of approximately $20.5 million (CAD). The completion of the transactions contemplated by the definitive agreement is subject to customary closing and other conditions.

Veri-Tek initiated its boom truck and lift platform earlier this year with the acquisition of Manitex, Inc. (“Manitex”). Manitex is a leading provider of engineered lift solutions in North America. Manitex, based in Georgetown, Texas, designs, manufactures and markets a comprehensive line of boom trucks, sign cranes and trolley boom unloaders. Manitex is forecasted to have sales of approximately $75 to $77.5 million in 2007. The Liftking acquisition is expected to have an accretive effect on 2007 earnings per share.

David Langevin, Veri-Tek’s Chairman and Chief Executive Officer, stated, “We are excited by the prospects the acquisition of Liftking brings to our Company. Liftking is a great fit with the product line currently offered by Manitex. This acquisition will enable us to expand our product line, broaden our customer base and gain entry into new markets; including mining, ship building and defense. The Liftking acquisition represents a second step in our plan to grow the Company through strategic complementary acquisitions and opportunistic product development.”

Mark Aldrovandi, who will remain with the Company as the President of VCC Canada following closing, stated, “We are happy to join the Veri-Tek and Manitex family. We believe Liftking has a bright future, and being part of the larger company will only provide us greater opportunity to achieve our growth goals. Manitex and Liftking will be able to integrate customer contacts, distribution and product knowledge to further develop market share and manufacturing efficiencies.”

The transaction closing is planned for November 15, 2006. The Company has retained an investment banking firm to raise additional capital to finance this transaction and provide additional working capital to meet the Company’s growth plans. Veri-Tek will hold a conference call after the closing of the Liftking transaction. This conference call will provide additional information regarding Liftking, discuss our 2006 and 2007 guidance and provide an overview of the Company’s strategic direction.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management. These forward-looking statements include statements relating to the proposed acquisition of Liftking and expected benefits therefrom. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Some, but not all of the risks, include our ability to complete the proposed acquisition of Liftking, our ability to successfully integrate the Liftking acquisition; the risk that we may not realize the expected benefits of the Liftking acquisition, as well as other factors, uncertainties, challenges, and risks detailed in Veri-Tek’s public filings with the Securities and Exchange Commission. This release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For Additional Information Contact:

David J. Langevin

Veri-Tek International, Corp.

(708) 237-2060